EXHIBIT 99.1
SITIO ROYALTIES REPORTS THIRD QUARTER 2024 OPERATIONAL AND FINANCIAL RESULTS

Company reports production above guidance range with strong operator activity in Permian and DJ Basins

2024 outlook enhanced through legacy asset outperformance and impact of five acquisitions closed in third quarter

Line of sight wells increased 11% Q-o-Q with higher operator activity and permitting in the Midland and DJ Basins

Long-term debt reduced by approximately $56.5 million during the quarter

Third quarter total return of capital of $0.47 per share, includes $29.0 million in common stock repurchases and planned payment of $0.28 per share dividend

DENVER, Colorado — November 6, 2024— Sitio Royalties Corp. (NYSE: STR) (“Sitio”, “STR” or the “Company”) today announced third quarter 2024 operational and financial results. Robust production, coupled with strong year-to-date performance and the positive impact from five recent acquisitions, allowed the Company to enhance its 2024 outlook. Supplemental slides have been posted to Sitio’s website, www.sitio.com. A conference call and webcast is planned for 7:30 a.m. CT / 8:30 a.m. ET on Thursday, November 7, 2024. Participation details can be found within this release.
HIGHLIGHTS
•Posted third quarter net income of $27.9 million and Adjusted EBITDA of $135.4 million. Financial results reflected strong production volumes from legacy assets and recent acquisitions

•Recorded third quarter production above full year guidance range, 38,585 barrels of oil equivalent per day (“Boe/d”) (50% oil)

•Reduced long-term debt by approximately $56.5 million during the period with the Company’s quarter-end credit facility balance at $403.0 million and liquidity of $455.5 million

•Ongoing benefit of diversified asset base, exposure to quality operators across top domestic basins and track record of value-add acquisitions. Line of sight (“LOS”) wells increased 11% quarter-over-quarter and there were 7.7 net wells turned-in-line, providing high confidence in sustainable business model

•Continued to return cash to shareholders and enhance value on a per share basis; Sitio to return $0.47 per share of Class A Common Stock, comprised of a $0.28 per share cash dividend (payable November 27, 2024), and $0.19 per share of stock repurchases; Year-to-date, the buyback program has reduced outstanding shares by 3% and total return of capital (including dividends and stock repurchases) is $1.67 per share

•Repurchased 1.4 million shares of Class A Common Stock during the quarter ($21.47 per share avg. price); Repurchases year-to-date total $105.2 million with $94.8 million authorization remaining as of September 30, 2024

“We continued our streak of sound results, beating expectations for the third consecutive quarter. This allowed us to strengthen our full-year 2024 outlook with higher volumes and cash costs that are down by approximately 4% year-over-year,” said Sitio CEO Chris Conoscenti. “We are proving the resiliency of our business model and offer investors an attractive option to own quality and high margin oil and gas assets across several of the best basins in the U.S. Through disciplined acquisitions and effective management of our resources, we are differentiating Sitio from its peers. The recent expansion of our line-of-sight wells and healthy operating activity levels today provide us with high-confidence in our ability to deliver value for our shareholders.”

THIRD QUARTER 2024 FINANCIAL AND OPERATING RESULTS

Net income in the quarter was $27.9 million and Adjusted EBITDA was $135.4 million. Financial performance benefited from robust production from legacy assets and the impact of recent acquisitions.

Third quarter production exceeded full year 2024 guidance, averaging 38,585 Boe/d (50% oil and 72% liquids). Oil production for the period was 19,134 Bbl/d and was positively impacted by strong revenues from the Delaware, Midland and DJ Basins.

Average realized commodity prices during the third quarter were $74.67 per Bbl for oil (98% of NYMEX WTI and Midland Oil), $17.11 per Bbl for natural gas liquids, and $0.45 per Mcf for natural gas (21% of NYMEX Henry Hub; $0.90 per Mcf above Waha). Total average realized price for the period was $41.65 per barrel of oil equivalent ("Boe") on an unhedged basis. Realized prices benefited from approximately $4.3 million in net cash settlements for commodity derivative contracts and total average realized price for the period was $42.85 per Boe on a hedged basis.

General and administrative expenses was $14.4 million and Cash G&A in the period was in-line with expectations at $7.8 million, or $2.20 per Boe. With Sitio’s diverse asset base and exposure to multiple operators, the Company benefits from industry’s continued innovation and operational efficiency gains. Sitio believes that many of these gains are sustainable and will positively impact future margins.
3Q 2024 AND YTD PRO FORMA RESULTS VS. PRIOR 2024 FY GUIDANCE
The table below shows third quarter 2024 and pro forma 2024 results for the three months ended September 30, 2024 relative to the prior full year guidance previously issued on August 7, 2024. Primarily as a result of our legacy asset outperformance and the impact of recent acquisitions, we are providing updated full year guidance later in this press release under "Updated 2024 Full Year Financial and Operational Guidance."

Metric	3Q 2024 Reported Results	YTD24 Pro Forma Results(1)	Prior 2024 FY Guidance(1)
Average daily production (Boe/d)	38,585	38,595	36,000 – 38,000
Oil %	50%	50%	49% – 51%

Cash G&A ($ in millions)	$7.8	$22.6	$31.5 – $33.5 (annual)
Production taxes (% of royalty revenue)	6.9%	7.7%	7.5% – 9.5%
Estimated cash taxes ($ in millions)(2)	$4.6	$13.9	$9.0 – $15.0 (annual)
(1)Includes production from the DJ Basin Acquisition as if it was owned on January 1, 2024; The DJ Basin Acquisition is defined as the all-cash acquisition of approximately 13,000 NRAs in the DJ Basin from an undisclosed third party that closed on April 4, 2024
(2)Cash tax guidance is based on strip pricing when guidance was issued; Estimated cash taxes for YTD24 Pro Forma Results represents the estimated cash taxes used in the calculation of Discretionary Cash Flow and is not pro forma for the DJ Basin Acquisition

UPDATED 2024 FULL YEAR FINANCIAL AND OPERATIONAL GUIDANCE
The table below includes Sitio's updated guidance for full year 2024 and includes impacts from the DJ Basin Acquisition as if the transaction had closed on January 1, 2024 for pro forma average daily production. Sitio today enhanced its full-year 2024 outlook and raised the midpoint of its pro forma average daily production range by 1,000 Boe/d due to robust legacy production year-to-date and expected impacts from five recent acquisitions. The midpoint of 2024 guidance for cash taxes increased by $7.0 million based on latest estimates.

Full Year 2024 Guidance	August 7, 2024	November 6, 2024	Change at Midpoint
Pro Forma Average Daily Production(1)
Pro forma average daily production (Boe/d)(1)	36,000 - 38,000	37,000 - 39,000	1,000
Pro forma average daily production (% oil)(1)	49% - 51%	49% - 51%	-

Expenses and Taxes
Cash G&A ($ in millions)	$31.5 - $33.5	$ 30.0 - $32.0	$(1.5)
Production taxes (% of royalty revenue)	7.5% - 9.5%	7.5% - 9.5%	-
Cash taxes ($ in millions)(2)	$9.0 - $15.0	$17.0 - $21.0	$7.0
(1)Includes production from the DJ Basin Acquisition as if it was owned on January 1, 2024
(2)Cash tax guidance range is based on expectations at strip pricing when guidance was issued

OPERATOR ACTIVITY
The following table summarizes Sitio's net average daily production and net line-of-sight ("LOS") wells by area.

	Delaware	Midland	DJ	Eagle Ford	Williston/Other	Total
Average Daily Production (Boe/d) for the three months ended September 30, 2024
As reported	20,167	8,446	5,648	3,386	938	38,585
% Oil	50%	57%	37%	54%	45%	50%

Net LOS Wells as of September 30, 2024
Net spuds	11.1	8.9	5.8	1.4	0.3	27.5
Net permits	11.4	5.1	2.8	1.9	0.2	21.4
Net LOS wells as of September 30, 2024	22.5	14.0	8.6	3.3	0.5	48.9

FINANCIAL UPDATE
Sitio's third quarter 2024 average unhedged realized prices including all expected quality, transportation and demand adjustments were $74.67 per barrel of oil, $0.45 per Mcf of natural gas and $17.11 per barrel of natural gas liquids, for a total price of $41.65 per Boe. During the third quarter of 2024, the Company received $4.3 million in net cash settlements for commodity derivative contracts and as a result, average hedged realized prices were $75.96 per barrel of oil, $0.78 per Mcf of natural gas and $17.11 per barrel of natural gas liquids, for a total price of $42.85 per Boe.

Consolidated net income for the third quarter of 2024 was $27.9 million, which is $1.2 million, or 4.0% lower than consolidated net income in the second quarter of 2024. This decrease was primarily driven by $17.7 million lower oil, natural gas and natural gas liquids revenues and $1.5 million lower lease bonus and other income, partially offset by $8.4 million higher commodity derivative gains, $7.4 million of decreased depreciation, depletion and amortization, and $2.2 million of decreased severance and ad valorem taxes. For the three months ended September 30, 2024, Adjusted EBITDA was

$135.4 million, down 10.7% compared to the second quarter 2024 Adjusted EBITDA of $151.7 million, largely due to lower unhedged realized oil prices.
As of September 30, 2024, the Company had $1,003.0 million principal value of total debt outstanding (comprised of $403.0 million drawn on Sitio's revolving credit facility and $600.0 million of senior unsecured notes) and liquidity of $455.5 million, including $8.5 million of cash and $447.0 million of remaining availability under its $850.0 million credit facility.
Sitio did not add to or extinguish any of its commodity swaps or collars during the third quarter of 2024. A summary of the Company's existing commodity derivative contracts as of September 30, 2024 is included in the table below.

	Oil (NYMEX WTI)
	2024	1H25
Swaps
Bbl per day	3,300	1,100
Average price ($/Bbl)	$82.66	$74.65
Collars
Bbl per day	—	2,000
Average call ($/Bbl)	—	$93.20
Average put ($/Bbl)	—	$60.00
	Gas (NYMEX Henry Hub)
	2024	1H25
Swaps
MMBtu per day	500	—
Average price ($/MMBtu)	$3.41	—
Collars
MMBtu per day	11,400	11,600
Average call ($/MMBtu)	$7.24	$10.34
Average put ($/MMBtu)	$4.00	$3.31

RETURN OF CAPITAL FRAMEWORK
Sitio is committed to returning capital to shareholders while maintaining a balanced and durable capital structure. Since becoming public in 2022, Sitio has returned more than $765 million to owners, including year-to-date returns of $245 million.

Sitio’s Board of Directors declared a cash dividend of $0.28 per share of Class A Common Stock with respect to the third quarter of 2024. The dividend is payable on November 27, 2024 to the stockholders of record at the close of business on November 19, 2024. During the third quarter of 2024, the Company repurchased an aggregate 1.4 million shares of Class A Common Stock at an average price of $21.47 per share, representing 26% of third quarter 2024 Discretionary Cash Flow, or $0.19 per share. As of September 30, 2024, the Company had repurchased a total of 4.5 million in Class A Common Stock and Sitio OpCo Partnership Units, representing approximately 3% of shares outstanding prior to the Board's authorization of Sitio's $200 million share repurchase program. In total, Sitio's return of capital for the third quarter of 2024 is $0.47 per share.

CONFERENCE CALL INFORMATION

Sitio will host a conference call at 7:30 a.m. CT / 8:30 a.m. ET on Thursday, November 7, 2024. Participants can access the call by dialing 1-833-470-1428 in the United States, or 1-404-975-4839 in other locations, with access code 296060, or by webcast at https://events.q4inc.com/attendee/861493711. Participants may also pre-register for the event via the following link: https://www.netroadshow.com/events/login?show=3a129c74&confId=71395. The conference call, live webcast, and replay can also be accessed through the Investor Relations section of Sitio’s website at www.sitio.com.

FINANCIAL RESULTS
Production Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Production Data:
Crude oil (MBbls)	1,760	1,617	5,219	4,786
Natural gas (MMcf)	5,900	6,203	16,808	17,214
NGLs (MBbls)	806	744	2,316	1,996
Total (MBOE)(6:1)	3,549	3,395	10,336	9,651
Average daily production (BOE/d)(6:1)	38,585	36,900	37,725	35,349
Average Realized Prices:
Crude oil (per Bbl)	$74.67	$80.21	$77.07	$75.11
Natural gas (per Mcf)	$0.45	$1.54	$0.85	$1.90
NGLs (per Bbl)	$17.11	$18.14	$19.32	$19.39
Combined (per BOE)	$41.65	$45.00	$44.63	$44.65
Average Realized Prices After Effects of Derivative Settlements:
Crude oil (per Bbl)	$75.96	$82.21	$77.95	$77.95
Natural gas (per Mcf)	$0.78	$1.84	$1.21	$2.20
NGLs (per Bbl)	$17.11	$18.14	$19.32	$19.39
Combined (per BOE)	$42.85	$46.49	$45.66	$46.59
Selected Expense Metrics

	Three Months Ended September 30,
	2024	2023
Severance and ad valorem taxes	6.9%	7.9%
Depletion ($/Boe)	$21.97	$23.74
General and administrative ($/Boe)	$4.05	$3.55
Cash G&A ($/Boe)	$2.20	$2.18
Interest expense, net ($/Boe)	$6.34	$7.77

Condensed Consolidated Balance Sheets
(In thousands except par and share amounts)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$8,507	$15,195
Accrued revenue and accounts receivable	118,635	107,347
Prepaid assets	8,023	12,362
Derivative asset	9,066	19,080
Total current assets	144,231	153,984

Property and equipment
Oil and natural gas properties, successful efforts method:
Unproved properties	2,514,348	2,698,991
Proved properties	2,752,715	2,377,196
Other property and equipment	3,688	3,711
Accumulated depreciation, depletion, amortization, and impairment	(738,232)	(498,531)
Total property and equipment, net	4,532,519	4,581,367

Long-term assets
Long-term derivative asset	—	3,440
Deferred financing costs	8,887	11,205
Operating lease right-of-use asset	4,949	5,970
Other long-term assets	2,778	2,835
Total long-term assets	16,614	23,450

TOTAL ASSETS	$4,693,364	$4,758,801

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$56,364	$30,050
Operating lease liability	1,605	1,725
Total current liabilities	57,969	31,775

Long-term liabilities
Long-term debt	992,854	865,338
Deferred tax liability	248,005	259,870
Non-current operating lease liability	4,511	5,394
Other long-term liabilities	1,150	1,150
Total long-term liabilities	1,246,520	1,131,752

Total liabilities	1,304,489	1,163,527

Equity
Class A Common Stock, par value $0.0001 per share; 240,000,000 shares authorized; 82,871,009 and 82,451,397 shares issued and 79,288,976 and 82,451,397 outstanding at September 30, 2024 and December 31, 2023, respectively	8	8
Class C Common Stock, par value $0.0001 per share; 120,000,000 shares authorized; 73,730,215 and 74,965,217 shares issued and 73,677,467 and 74,939,080 outstanding at September 30, 2024 and December 31, 2023, respectively	7	8
Additional paid-in capital	1,720,293	1,796,147
Accumulated deficit	(153,853)	(187,738)
Class A Treasury Shares, 3,582,033 and 0 shares at September 30, 2024 and December 31, 2023, respectively	(83,896)	—
Class C Treasury Shares, 52,748 and 26,137 shares at September 30, 2024 and December 31, 2023, respectively	(1,265)	(677)
Noncontrolling interest	1,907,581	1,987,526
Total equity	3,388,875	3,595,274

TOTAL LIABILITIES AND EQUITY	$4,693,364	$4,758,801

Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Oil, natural gas and natural gas liquids revenues	$147,858	$152,766	$461,345	$430,887
Lease bonus and other income	1,517	3,944	7,969	13,115
Total revenues	149,375	156,710	469,314	444,002

Operating expenses:
Depreciation, depletion and amortization	78,093	80,716	239,896	222,718
General and administrative	14,382	12,044	40,849	37,786
Severance and ad valorem taxes	10,196	12,124	34,655	32,927
Impairment of oil and gas properties	—	—	—	25,617
Total operating expenses	102,671	104,884	315,400	319,048

Net income from operations	46,704	51,826	153,914	124,954

Other income (expense):
Interest expense, net	(22,511)	(26,373)	(63,709)	(71,735)
Change in fair value of warrant liability	—	8	—	2,950
Loss on extinguishment of debt	—	(687)	—	(1,470)
Commodity derivatives gains (losses)	7,785	(24,125)	(2,872)	(3,250)
Interest rate derivative gains	—	9	—	456
Net income before taxes	31,978	658	87,333	51,905

Income tax expense	(4,111)	(383)	(11,733)	(6,884)

Net income	27,867	275	75,600	45,021
Net (income) loss attributable to noncontrolling interest	(15,304)	12	(41,715)	(22,877)
Net income attributable to Class A stockholders	$12,563	$287	$33,885	$22,144

Net income (loss) per share of Class A Common Stock
Basic	$0.15	$—	$0.41	$0.26
Diluted	$0.15	$—	$0.41	$0.26

Weighted average Class A Common Stock outstanding
Basic	80,142	81,712	81,095	80,984
Diluted	80,278	157,260	81,263	80,984

Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$75,600	$45,021
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	239,896	222,718
Amortization of deferred financing costs and long-term debt discount	3,925	4,275
Share-based compensation	17,558	14,474
Change in fair value of warrant liability	—	(2,950)
Loss on extinguishment of debt	—	1,470
Impairment of oil and gas properties	—	25,617
Commodity derivatives losses	2,872	3,250
Net cash received for commodity derivatives settlements	10,582	18,730
Interest rate derivative gains	—	(456)
Net cash paid for interest rate derivative settlements	—	403
Deferred tax benefit	(11,984)	(15,107)
Change in operating assets and liabilities:
Accrued revenue and accounts receivable	(11,288)	26,188
Prepaid assets	4,402	13,187
Other long-term assets	961	1,866
Accounts payable and accrued expenses	24,984	(3,131)
Operating lease liabilities and other long-term liabilities	(777)	(737)
Net cash provided by operating activities	356,731	354,818

Cash flows from investing activities:
Purchases of oil and gas properties, net of post-close adjustments	(190,834)	(172,070)
Purchases of other property and equipment	—	(19)
Other, net	(319)	—
Net cash used in investing activities	(191,153)	(172,089)

Cash flows from financing activities:
Borrowings on credit facilities	329,000	588,500
Repayments on credit facilities	(203,000)	(497,500)
Repayments on 2026 Senior Notes	—	(33,750)
2026 Senior Notes issuance costs	—	(351)
Debt issuance costs	(144)	—
Distributions to noncontrolling interest	(91,512)	(121,924)
Dividends paid to Class A stockholders	(99,087)	(121,555)
Dividend equivalent rights paid	(943)	(982)
Repurchases of Class A Common Stock	(82,619)	—
Repurchases of Sitio OpCo Partnership Units (including associated Class C Common Shares)	(22,142)	—
Cash paid for taxes related to net settlement of share-based compensation awards	(1,819)	(3,432)
Payments of deferred financing costs	—	(9,214)
Net cash used in financing activities	(172,266)	(200,208)

Net change in cash and cash equivalents	(6,688)	(17,479)
Cash and cash equivalents, beginning of period	15,195	18,818
Cash and cash equivalents, end of period	$8,507	$1,339

Supplemental disclosure of non-cash transactions:
Increase in current liabilities for additions to property and equipment:	$42	$224
Oil and gas properties acquired through issuance of Class C Common Stock and Sitio OpCo Partnership Units:	—	66,256

Supplemental disclosure of cash flow information:
Cash paid for income taxes:	$3,080	$9,268
Cash paid for interest expense:	51,144	68,249

Non-GAAP financial measures
Adjusted EBITDA, Pro Forma Adjusted EBITDA, Discretionary Cash Flow, Pro Forma Discretionary Cash Flow and Cash G&A are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets and their ability to sustain dividends and/or share repurchases over the long term without regard to financing methods, capital structure or historical cost basis. Sitio believes that these non-GAAP financial measures provide useful information to Sitio's management and external users because they allow for a comparison of operating performance on a consistent basis across periods.
We define Adjusted EBITDA as net income plus (a) interest expense, (b) provisions for taxes, (c) depreciation, depletion and amortization, (d) non-cash share-based compensation expense, (e) impairment of oil and natural gas properties, (f) gains or losses on unsettled derivative instruments, (g) change in fair value of the warrant liability, (h) loss on debt extinguishment, (i) merger-related transaction costs and (j) write off of financing costs.
We define Pro Forma Adjusted EBITDA as Adjusted EBITDA plus Cash Acquisitions EBITDA from July 1, 2023 to September 30, 2023 that is not included in Adjusted EBITDA for the three months ended September 30, 2023. Cash Acquisitions is defined as the four acquisitions that closed in July and August 2023 for approximately $181 million.
We define Discretionary Cash Flow and Pro Forma Discretionary Cash Flow for the three months ended September 30, 2024 as Adjusted EBITDA, less cash and accrued interest expense and estimated cash taxes.
We define Discretionary Cash Flow for the three months ended September 30, 2023 as Adjusted EBITDA, less cash interest expense and cash taxes.
We define Pro Forma Discretionary Cash Flow for the three months ended September 30, 2023 as Discretionary Cash Flow for the three months ended September 30, 2023 plus Cash Acquisitions Discretionary Cash Flow from July 1, 2023 to September 30, 2023 that is not included in Discretionary Cash Flow for the three months ended September 30, 2023.
We define Cash G&A as general and administrative expense less (a) non-cash share-based compensation expense, (b) merger-related transaction costs and (c) rental income.

Merger-related transaction costs for the three months ended September 30, 2023 have been recast to conform to the current period presentation.

These non-GAAP financial measures do not represent and should not be considered an alternative to, or more meaningful than, their most directly comparable GAAP financial measures or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Non-GAAP financial measures have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measure. Our computations of Adjusted EBITDA, Pro Forma Adjusted EBITDA, Discretionary Cash Flow, Pro Forma Discretionary Cash Flow and Cash G&A may differ from computations of similarly titled measures of other companies.

The pro forma financial data is presented for illustrative purposes only and should not be relied upon as an indication of the financial condition that would have been achieved if the acquisitions had taken place on the specified dates. In addition, future results may vary significantly from the results reflected in such pro forma data and should not be relied on as an indication of future results.

The following tables present a reconciliation of Adjusted EBITDA and Pro Forma Adjusted EBITDA to the most directly comparable GAAP financial measure for the period indicated (in thousands).

	Three Months Ended September 30,
	2024	2023
Net income	$27,867	$275
Interest expense, net	22,511	26,373
Income tax expense	4,111	383
Depreciation, depletion and amortization	78,093	80,716
EBITDA	$132,582	$107,747
Non-cash share-based compensation expense	6,251	4,368
Losses (gains) on unsettled derivative instruments	(3,518)	29,497
Change in fair value of warrant liability	—	(8)
Loss on debt extinguishment	—	687
Merger-related transaction costs	126	251
Adjusted EBITDA	$135,441	$142,542
Cash Acquisitions EBITDA[1]	—	1,144
Pro Forma Adjusted EBITDA[1]	$135,441	$143,686
(1)Cash Acquisitions closed in 2023 and are reflected in the full results for the three months ended September 30, 2024

Three Months Ended June 30,
2024
Net income	$29,041
Interest expense, net	22,688
Income tax expense	4,838
Depreciation, depletion and amortization	85,485
EBITDA	$142,052
Non-cash share-based compensation expense	6,203
Losses on unsettled derivative instruments	3,329
Merger-related transaction costs	149
Adjusted EBITDA	$151,733

The following table presents a reconciliation of Discretionary Cash Flow and Pro Forma Discretionary Cash Flow to the most directly comparable GAAP financial measure for the period indicated (in thousands).

	Three Months Ended September 30,
	2024	2023
Cash flow from operations	$138,679	$122,141
Interest expense, net	22,511	26,373
Income tax expense	4,111	383
Deferred tax benefit	4,490	7,686
Changes in operating assets and liabilities	(33,154)	(12,810)
Amortization of deferred financing costs and long-term debt discount	(1,322)	(1,482)
Merger-related transaction costs	126	251
Adjusted EBITDA	$135,441	$142,542
Less:
Cash and accrued interest expense	21,189	24,694
Estimated cash taxes	4,625	457
Discretionary Cash Flow	$109,627	$117,391
Cash Acquisitions Discretionary Cash Flow[1]	$—	$1,144
Pro Forma Discretionary Cash Flow[1]	$109,627	$118,535
(1)Cash Acquisitions closed in 2023 and are reflected in the full results for the three months ended September 30, 2024
The following table presents a reconciliation of Cash G&A to the most directly comparable GAAP financial measure for the period indicated (in thousands).

	Three Months Ended September 30,
	2024	2023
General and administrative expense	$14,382	$12,044
Less:
Non-cash share-based compensation expense	6,251	4,368
Merger-related transaction costs	126	251
Rental income	183	136
Cash G&A	$7,822	$7,289

About Sitio Royalties Corp.
Sitio is a shareholder returns-driven company focused on large-scale consolidation of high-quality oil & gas mineral and royalty interests across premium basins, with a diversified set of top-tier operators. With a clear objective of generating cash flow from operations that can be returned to stockholders and reinvested, Sitio has accumulated over 265,000 NRAs through the consummation of over 200 acquisitions to date. More information about Sitio is available at www.sitio.com.
Forward-Looking Statements
This news release contains statements that may constitute “forward-looking statements” for purposes of federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company's expected results of operations, cash flows, financial position and future dividends; as well as certain future plans, expectations and objectives for the Company’s operations, including statements about our return of capital framework, our share repurchase program and its intended benefits, financial and operational guidance, strategy, synergies, certain levels of production, future operations, financial position, prospects, and plans. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance, and financial condition to differ materially from our expectations and predictions. Factors that could materially impact such forward-looking statements include, but are not limited to: commodity price volatility, the global economic uncertainty and market volatility related to slowing growth and demand, especially from China, the conflict in Ukraine and associated economic sanctions on Russia, the conflict in the Israel-Gaza region and continued hostilities in the Middle East including heightened tensions and conflict with Iran, Lebanon and Yemen, voluntary production cuts by OPEC+ and others, including any additional extensions of such voluntary production cuts or the duration thereof, increased global oil, natural gas and natural gas liquids supply and those other factors discussed or referenced in the "Risk Factors" section of Sitio’s Annual Report on Form 10-K for the year ended December 31, 2023 and other publicly filed documents with the SEC. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Sitio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.
IR contact:
Ross Wong
(720) 640–7647
IR@sitio.com